Free Writing Prospectus filed pursuant to Rule 433
Registration Statement No. 333-277249
Relating to Prospectus dated February 22, 2024

OPENLANE Announces Secondary Offering of Common Stock, Including Concurrent Share Repurchase

August 11, 2026

CARMEL, Ind., Aug. 11, 2026 /PRNewswire/ -- OPENLANE, Inc. (NYSE: OPLN) (“OPENLANE”), today announced the launch of an underwritten secondary public offering of 8,000,000 shares of its common stock (the “offering”) by Ignition Acquisition Holdings LP (“Ignition”), a fund advised by Apax Partners, L.P. (“Apax”). These shares represent a portion of OPENLANE’s previously issued Series A Convertible Preferred Stock held by Ignition that converted into OPENLANE common stock in May 2026. The underwriter will offer the shares from time to time for sale in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. OPENLANE is not selling any common stock in the proposed offering and will not receive any of the proceeds from the sale.

Subject to the completion of the offering, OPENLANE intends to concurrently purchase from the underwriter, out of the aggregate of 8,000,000 shares of common stock that are the subject of the offering, a number of shares (rounded down to the nearest whole share) having an aggregate purchase price of up to $25,000,000. The price per share to be paid by OPENLANE will be the same as the price at which the underwriter will purchase the shares from Ignition. The closing of the share repurchase is conditioned on, and expected to occur simultaneously with, the closing of the offering. The offering is not conditioned upon the completion of the share repurchase.

BofA Securities is acting as the underwriter for the proposed secondary offering.

The offering will be made only by means of an effective registration statement and a prospectus. OPENLANE has previously filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement (including a prospectus) on Form S-3 (File No. 333-277249), and will file a prospectus supplement for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the accompanying prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering. The offering will be made only by means of a prospectus and a related prospectus supplement relating to the offering, copies of which may be obtained from BofA Securities, 201 North Tryon Street Charlotte, NC 28255-0001 Attn: Prospectus Department, or by email at dg.prospectus_requests@bofa.com. These documents can also be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About OPENLANE

OPENLANE, Inc. (NYSE: OPLN) makes wholesale easy by connecting the leading automotive manufacturers, dealers, rental companies, fleet operators, captive finance and lending institutions as buyers and sellers to create the most advanced digital marketplace for used vehicles. Our innovative products and services deliver a fast, fair and transparent experience that helps customers make smarter decisions and achieve better outcomes. Headquartered in Carmel, Indiana, OPENLANE has employees across the United States, Canada, Europe, Uruguay and the Philippines.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to certain risks, trends, uncertainties and other important factors that may cause actual results to be materially different from the statements made herein. In particular, statements made that are not historical facts (including, but not limited to, statements regarding our growth opportunities and strategies, industry outlook, competitive position, business and investment plans and initiatives, the impact of macroeconomic conditions, tariffs and global trade policy, and 2026 financial guidance) may be forward-looking statements. Words such as “should,” “may,” “will,” “would,” “anticipate,” “expect,” “project,” “intend,” “contemplate,” “plan,” “believe,” “seek,” “estimate,” “assume,” “can,” “could,” “continue,” “of the opinion,” “confident,” “is set,” “is on track,” “outlook,” “target,” “position,” “predict,” “initiative,” “goal,” “opportunity” and similar expressions identify forward-looking statements. Such statements are based on management’s current assumptions, expectations and/or beliefs, are not guarantees of future performance and are subject to substantial risks, uncertainties and changes that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section entitled “Risk Factors” in OPENLANE’s annual and quarterly periodic reports, and in OPENLANE’s other filings and reports filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release. OPENLANE undertakes no obligation to update any forward-looking statements.

Analyst Inquiries:	Media Inquiries:

Bill Wright	Laurie Dippold

(317) 249-4559	(317) 468-3900

investor_relations@openlane.com	laurie.dippold@openlane.com

SOURCE OPENLANE, Inc.